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                                                                [Execution Copy]



                                  EXHIBIT 10.2

                       JAMES R. SULAT EMPLOYMENT AGREEMENT





















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                            MOORE CORPORATION LIMITED
                           c/o Moore Executive Offices
                         One Canterbury Green 6th Floor
                               Stamford, CT 06901

                                                                   April 7, 2003


James R. Sulat
150 Tobin Clark Drive
Hillsborough, California 94010


Dear Jim:

         On behalf of Moore Corporation Limited (the "COMPANY"), we are all extremely pleased that you have agreed to serve as Senior Executive Vice President of the Company, effective as soon as practicable, but not later than a date in May 2003 to be mutually agreed, in accordance with the provisions of this letter agreement (this "AGREEMENT"), which, along with any employment and other policies applicable to employees of the Company and its subsidiaries from time to time during the term of your employment, governs the terms of your employment.

         We and you hereby acknowledge that your employment with the Company constitutes "at-will" employment and that either party may terminate this Agreement at any time, upon written notice of termination within a reasonable period of time before the effective date of the termination. With respect to the terms of your employment with the Company, you will have the responsibilities assigned to you by the chief executive officer and you will report to the chief executive officer of the Company.

I. COMPENSATION
   ------------

         With respect to compensation for your services as Senior Executive Vice President of the Company, you will receive the following compensation and benefits, from which the Company may withhold any amounts required by applicable law:

                  (i) The Company will pay you a base salary ("BASE SALARY") at the rate of U.S. $480,000 per year. This Base Salary will be paid in accordance with the normal payroll practices of the Company.

                  (ii) The Company will pay you an annual bonus (the "ANNUAL BONUS") of up to 150% of your Base Salary in respect of each fiscal year of the Company in accordance with the Company's annual incentive compensation plan if the Company achieves the performance objectives set forth by the board of directors of the Company (the "BOARD") (or any designated committee thereof)


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         from time to time. The Annual Bonus shall be approved by the Board and shall be paid on an all-or-nothing basis, except that, with respect to the years 2003, 2004 and 2005, you shall receive an Annual Bonus in respect of each fiscal year of the Company for which your employment is effective of not less than $120,000 per year; provided, that such amount shall be pro-rated for the portion of any fiscal year of the Company to the extent that your employment is not effective for all of such year.

                  (iii) In addition, you will be immediately eligible to participate in any nonqualified pension plans (with no waiting period) and qualified plans, if any (subject to applicable waiting periods), in which the senior executive officers of the Company customarily participate, and, in any event, you will be eligible (a) to participate in the Company's Supplemental Executive Retirement Plan and Supplemental Executive Health Plan, (b) for medical, hospital, dental, vision, life and accidental death and dismemberment insurance in customary amounts, and (c) to receive customary financial planning services.

                  (iv) You will be eligible for four (4) weeks vacation annually.

                  (v) You will be eligible for reimbursement of all reasonable moving and transportation expenses for your family and household goods from Hillsborough, California to the metropolitan area of Company's executive offices, including, without limitation, the reimbursement of one real estate brokerage fee and the reasonable expenses, including, without limitation, round-trip airfare, incurred by you for a reasonable number of trips by your family to look for a home in the metropolitan area of Company's executive offices.

                  (vi) You will be eligible for a car allowance of $1,400 monthly.

II. SEVERANCE; CHANGE IN CONTROL
    ----------------------------

         If (i) the Company terminates your employment as Senior Executive Vice President without Cause, as defined in Annex A, or (ii) you terminate your employment for Good Reason, as defined in Annex A, the Company will pay you an amount equal to one and one-half (1 1/2) times your Annualized Total Compensation (as defined below), subject to the execution by you of a customary release, which amount shall be payable in equal installments over the eighteen
(18) month period following the date your employment with the Company is terminated (the "TERMINATION DATE"). The Company will also provide to you a continuation of all benefits, including automobile and other related benefits, if any, which you were eligible to receive immediately prior to such termination, for a period of eighteen (18) months following the Termination Date.

         "ANNUALIZED TOTAL COMPENSATION" means Base Salary plus Annual Bonus (as if all necessary targets and objectives were met) for one year at the rate in effect immediately before the Termination Date. For purposes of calculating Annualized Total



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Compensation in connection with this Section II, Annual Bonus shall be computed at a rate no less than the Annual Bonus rate set forth in Section I(ii) hereof.

         If the Company terminates your employment without Cause, or if you terminate your employment for Good Reason, following a Change in Control, as defined in Annex A, such amount will be increased to three times rather than one and one-half times Annualized Total Compensation and, if applicable, you will be entitled to receive Gross-Up Payments as described in Annex B. Any termination by the Company without Cause or termination by you for Good Reason, which takes place within six (6) months prior to a Change in Control, shall be, presumptively, a termination following a Change in Control. Upon any termination by the Company without Cause or termination by you for Good Reason, all outstanding stock options, grants, restricted stock awards or other equity grants issued to you will vest 100% immediately either as of the Termination Date (in the case of a termination by the Company without Cause or a termination by you for Good Reason) or prior to the Change in Control becoming effective (solely in the event that upon or in connection with such Change in Control your employment with the Company is terminated without Cause or you terminate your employment for Good Reason), as applicable. The payments under this paragraph are in lieu of any notice requirements of any Canadian federal or provincial law.

         In the event of any termination of your employment, you agree to resign as an officer and director of the Company and its subsidiaries and affiliates. Your rights of indemnification under the Company's and its subsidiaries' and affiliates' organizational documents, any plan or agreement at law or otherwise and your rights thereunder to director's and officer's liability insurance coverage for, in both cases, actions as an officer and director of the Company and its affiliates shall survive any termination of your employment.

         In addition, effective immediately, you will be granted options to purchase an aggregate of 250,000 common shares, no par value, of the Company ("COMMON SHARES") to be issued in accordance with Canadian law or regulation (the "INITIAL GRANT"). The exercise price of the options comprising the Initial Grant shall be equal to $10.13, which was the closing price of the Common Shares on the New York Stock Exchange on April 4, 2003. All options in the Initial Grant shall vest 25% per year over four (4) years beginning on the first anniversary of the date the options are granted and then on each succeeding anniversary of the date the options are granted provided you are then employed. Each year, you will also be considered by the Board or the applicable committee thereof to receive additional incentive compensation under the Company's incentive plans as may be in effect from time to time after the date of this Agreement.

III. GENERAL
     -------

         You agree (i) that at all times both during and after your employment, you will respect the confidentiality of Company's and its subsidiaries' and affiliates' confidential information and will not disparage the Company and its subsidiaries and affiliates or their


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officers, directors or employees, and (ii) during your employment and for eighteen (18) months thereafter, you will not (a) accept a position with, or provide material services to, an entity that competes with a portion of the Company's business representing more than $25 million of the Company's revenues on the date of your departure, (b) solicit or hire, or assist others in the solicitation or hiring of, the Company's employees or (c) interfere with the Company's business relationships with any material customers or suppliers.

         All notices or communications under this Agreement must be in writing, addressed; (i) if to the Company, to the attention of the Chief Executive Officer at the principal executive offices of the Company from time to time and
(ii) if to you, at your address first written above (or to any other addresses as either party may designate in a notice duly delivered as described in this paragraph). Any notice or communication shall be delivered by facsimile (with proof of transmission), by hand or by courier (with proof of delivery). Notices and communications may also be sent by certified or registered mail, return receipt requested, postage prepaid, addressed as above. Notice shall be effective upon the actual receipt of notice by the recipient thereof.

         Any controversy or claim arising out of or relating to this Agreement or the breach of this Agreement that cannot be resolved by you and the Company, including any dispute as to the calculation of any payments hereunder, and the terms of this Agreement, shall be determined by a single arbitrator in New York, New York, in accordance with the rules of the American Arbitration Association. The decision of the arbitrator shall be final and binding and may be entered in any court of competent jurisdiction. The arbitrator may award the party he determines has prevailed in the arbitration any legal fees and other fees and expenses that may be incurred in respect of enforcing its respective rights under this Agreement. This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York.

         This Agreement sets forth the entire agreement between us with respect to the matters set forth herein, and fully supersedes any prior agreements or understandings between us. This Agreement may be executed in counterparts. This Agreement may not be modified or terminated orally.
















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         If the foregoing terms and conditions are acceptable and agreed to by you, please sign on the line provided below to signify such acceptance and agreement and return the executed copy to the Chief Executive Officer of the Company, One Canterbury Green, Stamford, Connecticut 06901.



                                 MOORE CORPORATION LIMITED


                                 By: /s/ Mark A. Angelson
                                     --------------------------------------
                                     Name:  Mark A. Angelson
                                     Title: Chief Executive Officer



Accepted and Agreed as of this 7th day of April, 2003

/s/ James R. Sulat
-------------------------
James R. Sulat















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                                                                         ANNEX A


                                   DEFINITIONS


         a. "CAUSE" means (i) the willful and continued failure of Executive to perform substantially his duties with the Company (other than any such failure resulting from Executive's incapacity due to physical or mental illness or any such failure subsequent to Executive being delivered a notice of termination without Cause by the Company or delivering a notice of termination for Good Reason to the Company) after a written demand for substantial performance is delivered to Executive by the Chief Executive Officer or the Board that specifically identifies the manner in which the Chief Executive Officer or the Board believes that Executive has not substantially performed Executive's duties, (ii) the willful engaging by Executive in conduct which is demonstrably and materially injurious (monetarily or otherwise) to the business, reputation, character or community standing of the Company or its subsidiaries and affiliates, (iii) conviction of or the pleading of nolo contendere with regard to, a felony or any crime involving fraud, dishonesty or moral turpitude, or (iv) refusal or failure to attempt in good faith to follow the written direction of the Chief Executive Officer or the Board (provided that such written direction is consistent with Executive's duty and station) promptly upon receipt of such written direction. A termination for Cause after a Change in Control shall be based only on events occurring after such Change in Control; provided, however, the foregoing limitation shall not apply to an event constituting Cause which was not discovered by the Company prior to a Change in Control. For purpose of this paragraph (a), no act or failure to act by Executive shall be considered "willful" unless done or omitted to be done by Executive in bad faith and without reasonable belief that Executive's action or omission was in the best interests of the Company or its subsidiaries and affiliates. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of the Company's principal outside counsel shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Company.

         b. "CHANGE IN CONTROL" means the occurrence of any one of the following events:

                  (i) individuals who, on the date of this Agreement, constitute the Board (the "INCUMBENT DIRECTORS") cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date of this Agreement, whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director;


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                                                                         ANNEX A


                  (ii) any "person" (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934 (the "EXCHANGE ACT") and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange
         Act) is or becomes a "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 35% or more of the combined voting power of the Company's then outstanding securities eligible to vote for the election of the Board (the "COMPANY VOTING SECURITIES"); provided, however, that the event described in this paragraph (ii) shall not be deemed to be a Change in Control by virtue of any of the following acquisitions: (A) by the Company or any subsidiary, (B) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any subsidiary, (C) by any underwriter temporarily holding securities pursuant to an offering of such securities, or (D) pursuant to a Non-Qualifying Transaction (as defined in paragraph
         (iii));

                  (iii) the consummation of an arrangement, amalgamation, merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or any of its Subsidiaries that requires the approval of the Company's stockholders, whether for such transaction or the issuance of securities in the transaction (a "BUSINESS COMBINATION"), unless immediately following such Business
         Combination: (A) more than 50% of the total voting power of (x) the corporation resulting from such Business Combination (the "SURVIVING CORPORATION"), or (y) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of 100% of the voting securities eligible to elect directors of the Surviving Corporation (the "PARENT CORPORATION"), is represented by Company Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Business Combination, (B) no person (other than any employee benefit plan (or related trust) sponsored or maintained by the Surviving Corporation or the Parent Corporation), is or becomes the beneficial owner, directly or indirectly, of 35% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) other than persons set forth in
         (A) through (D) of paragraph (ii) and (C) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Business Combination were Incumbent Directors at the time of the Board's approval of the execution of the initial agreement providing for such Business Combination (any Business Combination which satisfies all of the criteria specified in (A), (B) and (C) above shall be deemed to be a "NON-QUALIFYING TRANSACTION");


                                      -8-

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                                                                         ANNEX A


                  (iv) the closing of a sale of all or substantially all of the Company's assets, other than to an entity or in a manner where the voting securities immediately prior to such sale represent directly or indirectly after such sale at least 50% of the voting securities of the entity acquiring such assets in approximately the same proportion as prior to such sale; or

                  (v) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company.

         Notwithstanding the foregoing, a Change in Control of the Company shall not be deemed to occur solely because any person acquires beneficial ownership of more than 35% of the Company Voting Securities as a result of the acquisition of Company Voting Securities by the Company which reduces the number of Company Voting Securities outstanding; provided, that if after such acquisition by the Company such person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person, a Change in Control of the Company shall then occur.

         c. "GOOD REASON" means, without Executive's express written consent, the occurrence of any of the following events:

                  (i) a change in the Executive's duties or responsibilities (including reporting responsibilities) that taken as a whole represents a material and adverse diminution of the Executive's duties, responsibilities or status with the Company (other than a temporary change that results from or relates to the incapacitation of the Executive due to physical or mental illness);

                  (ii) a reduction by the Company in Executive's rate of annual base salary or annual target bonus opportunity (including any material and adverse change in the formula for such annual bonus target) as the same may be increased from time to time;

                  (iii) any requirement of the Company that Executive's office be more than seventy-five (75) miles from New York, New York; or

                  (iv)    any material breach of the Agreement by the Company.

         In addition, upon a change in the Company's chief executive officer, the Executive and the Company's new chief executive officer shall endeavor reasonably and in good faith to agree mutually upon the Executive's continued role with the Company. If the Executive and the Company's new chief executive officer cannot mutually agree upon the Executive's continued role with the Company and the Company's chief executive officer on the date of this Agreement no longer has a continuing role with the Company as a senior executive officer or the Company's non-executive chairman, such occurrence shall constitute "Good Reason".


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                                                                         ANNEX A


         Notwithstanding the foregoing, a Good Reason event shall not be deemed to have occurred if the Company cures such action, failure or breach within ten
(10) days after receipt of notice thereof given by Executive. Executive's right to terminate employment for Good Reason shall not be affected by Executive's incapacities due to mental or physical illness and Executive's continued employment shall not constitute consent to, or a waiver of rights with respect to, any event or condition constituting Good Reason; provided, however, that Executive must provide notice of termination of employment within ninety (90) days following Executive's knowledge of an event constituting Good Reason or such event shall not constitute Good Reason under this Agreement.





















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                                                                         ANNEX B


                                GROSS-UP PAYMENTS


                  (a) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment, award, benefit or distribution (or any acceleration of any payment, award, benefit or distribution) by the Company (or any of its affiliated entities) or any entity which effectuates a Change in Control (or any of its affiliated entities) to or for the benefit of Executive (whether pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Annex B) (the "PAYMENTS") would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "CODE"), or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "EXCISE TAX"), then the Company shall pay to Executive an additional payment (a "GROSS-UP PAYMENT") in an amount such that after payment by Executive of all taxes (including any Excise Tax) imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. For purposes of determining the amount of the Gross-up Payment, the Executive shall be deemed to
(i) pay federal income taxes at the highest marginal rates of federal income taxation for the calendar year in which the Gross-up Payment is to be made, and
(ii) pay applicable state and local income taxes at the highest marginal rate of taxation for the calendar year in which the Gross-up Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. Notwithstanding the foregoing provisions of this Annex B, if it shall be determined that Executive is entitled to a Gross-Up Payment, but that the Payments would not be subject to the Excise Tax if the Payments were reduced by an amount that is less than 10% of the portion of the Payments that would be treated as "parachute payments" under
Section 280G of the Code, then the amounts payable to Executive under this Agreement shall be reduced (but not below zero) to the maximum amount that could be paid to Executive without giving rise to the Excise Tax (the "SAFE HARBOR CAP"), and no Gross-Up Payment shall be made to Executive. The reduction of the amounts payable hereunder, if applicable, shall be made by reducing first the payments under Section I(a)(ii), unless an alternative method of reduction is elected by Executive. For purposes of reducing the Payments to the Safe Harbor Cap, only amounts payable under this Agreement (and no other Payments) shall be reduced. If the reduction of the amounts payable hereunder would not result in a reduction of the Payments to the Safe Harbor Cap, no amounts payable under this Agreement shall be reduced pursuant to this provision.

                  (b) Subject to the provisions of paragraph (a) of this Annex B, all determinations required to be made under this Annex B, including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment, the reduction of the Payments to the Safe Harbor Cap and the assumptions to be utilized in arriving at such determinations, shall be made by the public accounting firm that is retained by the Company as of the date immediately prior to the Change in Control (the "ACCOUNTING FIRM") which shall provide detailed supporting calculations both to the Company and




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                                                                         ANNEX B


Executive within fifteen (15) business days of the receipt of notice from the Company or the Executive that there has been a Payment, or such earlier time as is requested by the Company (collectively, the "DETERMINATION"). In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, Executive may appoint another nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company and the Company shall enter into any agreement reasonably requested by the Accounting Firm in connection with the performance of the services hereunder. The Gross-up Payment under this Annex B with respect to any Payments shall be made no later than thirty (30) days following such Payment. If the Accounting Firm determines that no Excise Tax is payable by Executive, it shall furnish Executive with a written opinion to such effect, and to the effect that failure to report the Excise Tax, if any, on Executive's applicable federal income tax return will not result in the imposition of a negligence or similar penalty. In the event the Accounting Firm determines that the Payments shall be reduced to the Safe Harbor Cap, it shall furnish Executive with a written opinion to such effect. The Determination by the Accounting Firm shall be binding upon the Company and Executive, except as provided below. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the Determination, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("UNDERPAYMENT") or Gross-up Payments are made by the Company which should not have been made ("OVERPAYMENT"), consistent with the calculations required to be made hereunder. In the event that the Executive thereafter is required to make payment of any Excise Tax or additional Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code) shall be promptly paid by the Company to or for the benefit of Executive. In the event the amount of the Gross-up Payment exceeds the amount necessary to reimburse the Executive for his Excise Tax, the Accounting Firm shall determine the amount of the Overpayment that has been made and any such Overpayment (together with interest at the rate provided in Section 1274(b)(2) of the Code) shall be promptly paid by Executive (to the extent he has received a refund if the applicable Excise Tax has been paid to the Internal Revenue Service) to or for the benefit of the Company. Executive shall cooperate, to the extent his expenses are reimbursed by the Company, with any reasonable requests by the Company in connection with any contests or disputes with the Internal Revenue Service in connection with the Excise Tax and the Executive shall permit the Company to control issues related to the Excise Tax (at its expense) to permit a representative of the Company to accompany the Executive to any conference with any taxing authority and to promptly deliver to the Company copies of any written communications and summaries of any verbal communications with any taxing authority regarding the Excise Tax.


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